Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Conagra Brands, Inc. on Form S-4, filed pursuant to Rule 462(b) of the Securities Act of 1933, of our reports dated March 1, 2018, relating to the consolidated financial statements and financial statement schedule of Pinnacle Foods Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2017, and incorporated by reference in the Prospectus included in Registration Statement No. 333-226329 of Conagra Brands, Inc.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

October 23, 2018